Exhibit 99.2

PBF Logistics LP Announces Intention to Offer $300 Million of Senior Notes

PARSIPPANY, NJ – May 1, 2015 – PBF Logistics LP (NYSE: PBFX) and its wholly-owned subsidiary, PBF Logistics Finance Corporation, announced today that, subject to market conditions, they intend to offer $300 million in aggregate principal amount of senior notes due 2023. PBF Logistics intends to use the net proceeds from the private placement to repay a portion of the outstanding balance under its revolving credit facility, to pay a portion of any cash consideration payable by PBF Logistics in the proposed acquisition of the Delaware City Products Pipeline and Truck Rack from PBF Energy, and for general partnership purposes.

The notes will be offered in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A and to persons outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The offer of the notes will be made only by means of an offering memorandum to qualified investors and has not been registered under the Securities Act or any applicable state securities laws, and the notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of any securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Cautionary Statement on Forward-Looking Statements

This press release includes statements regarding this private placement and the use of proceeds therefrom that may constitute forward-looking statements. Such forward-looking statements are subject to the general risks inherent in PBF Logistics’ business and are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control, including whether PBF Logistics will reach agreement with PBF Energy regarding the proposed drop-down transaction, whether any definitive agreements will be entered into or closing conditions will be satisfied, and whether the proposed drop-down transaction will occur on the anticipated timeframe, or at all. PBF Logistics’ expectations may or may not be realized or may be based upon assumptions or judgments that prove to be incorrect. Additional information relating to the uncertainties and other factors that can affect PBF Logistics’ business and future results are discussed in the “Risk Factors” section or other sections in PBF Logistics’ most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q filed on May 1, 2015 and other reports filed by PBF Logistics from time to time with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and PBF Logistics undertakes no obligation to (and expressly disclaims any obligation to) update or revise any forward-looking statement to reflect new information or events, other than as required by law.

PBF Logistics LP

PBF Logistics LP, headquartered in Parsippany, New Jersey, is a fee-based, growth-oriented master limited partnership formed by PBF Energy Inc. to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets.

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Contacts:

Colin Murray (investors)

ir@pbfenergy.com

Tel: 973.455.7578

Michael C. Karlovich (media)

mediarelations@pbfenergy.com

Tel: 973.455.8994